UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2026

Q/C Technologies, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36268	22-2983783
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1185 Avenue of the Americas, Suite 249
New York, NY	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (856) 848-8698

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	QCLS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

On June 26, 2026, Q/C Technologies, Inc. (the “Company”) provided notice of its intention to terminate that certain Technology License and Development Agreement, dated as of September 2, 2025 (the “License Agreement”), by and among LightSolver Ltd. (“LightSolver”), LPU Holdings LLC (“LPU”), a wholly owned subsidiary of the Company, and, solely with respect to Sections  7.3, 7.7 and 12.12 of the License Agreement, the Company, effective as of June 26, 2026 (the “Termination Date”). Pursuant to the License Agreement, LightSolver granted LPU, amongst other things, an exclusive license to use and commercialize its proprietary laser processing hardware units (LPUs) specifically configured for cryptocurrency mining applications (the “Machines”) and its proprietary intangible technology necessary or useful to utilize the Machines solely for cryptocurrency mining applications. On the Termination Date, the License Agreement terminated in accordance with its terms (the “Termination”).

In accordance with the License Agreement, LPU is automatically and immediately relieved from its obligation to make any additional milestone payments to LightSolver, and LightSolver has no right to receive any further contingent consideration thereunder.

Item 8.01 Other Events.

On March 18, 2026, the Company announced the launch of its optical processing unit (OPU) initiative (the “Initiative”) to develop a proprietary silicon photonic computing architecture for artificial intelligence (AI) inference. The Initiative is focused on developing next-generation optical computing technologies designed to address the performance, bandwidth, and energy limitations of traditional electronic computing architectures. In connection with the Termination, the Company has determined to fully focus its efforts on the Initiative.

Optical computing has the potential to address several of the challenges associated with conventional GPU-based computing. Artificial intelligence workloads are dominated by matrix multiplication operations, where photonic architectures may enable highly parallel computation through the physical properties of light. In addition to significantly reducing energy consumption, optical computing offers the potential for substantially higher bandwidth and faster signal propagation than traditional electronic systems. The Company is focused on addressing several longstanding challenges associated with optical computing, including analog precision, nonlinear computation, and memory integration, through internally developed intellectual property and strategic collaborations.

On March 18, 2026, the Company also announced that it has assembled an accomplished team of experts in artificial intelligence, photonics, and advanced computing to support the Initiative, including Director Chelsea Voss and Strategic Advisors Martin Shkreli and James Altucher. The Company believes this combination of technical and strategic expertise positions the Company to pursue a differentiated approach to optical AI computing. The Company further stated that it intends to develop proprietary optical chip architectures designed to address key bottlenecks in bandwidth, energy efficiency, and scalability for AI inference applications, while building a portfolio of foundational intellectual property through patent filings.

On June 30, 2026, the Company announced the relocation of its headquarters to San Francisco, California, where it is establishing a 4,800-square-foot integrated photonics laboratory to accelerate research and development of its proprietary optical processing unit. The relocation also positions the Company in close proximity to leading engineering talent and technology companies specializing in photonics, artificial intelligence, and advanced computing. In connection with the Initiative, the Company also announced the hiring of specialized engineers with experience at companies including IPG Photonics, Neurophos, and IonQ.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q/C TECHNOLOGIES, INC.

Date: July 2, 2026	By:	/s/ Joshua Silverman
	Name:	Joshua Silverman
	Title:	Executive Chairman